UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): January 29, 2010
MARTIN MIDSTREAM PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	000-50056 (Commission file number)	05-0527861 (I.R.S. employer identification number)

4200 STONE ROAD KILGORE, TEXAS (Address of principal executive offices)	75662 (Zip code)
Registrant’s telephone number, including area code: (903) 983-6200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Martin Midstream Partners L.P. (the “Partnership”) has recently become aware that the decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. April 13, 2009), creates some uncertainty as to whether the Partnership will continue to be classified as a partnership for U.S. federal income tax purposes. The anticipated after-tax economic benefit of an investment in the Partnership depends largely on its tax classification as a partnership.
     In order for the Partnership to be classified as a partnership for U.S. federal income tax purposes, more than 90% of its gross income each year must be “qualifying income” under Section 7704 of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). For this purpose, “qualifying income” includes income from providing marine transportation services to customers with respect to crude oil, natural gas and certain products thereof but does not include rental income from leasing vessels to customers.
     The Tidewater case held that the marine time charter agreements at issue in that case were “leases” that generated rental income for purposes of a foreign sales corporation provision of the Internal Revenue Code. Although the Tidewater case was not decided under Section 7704 of the Internal Revenue Code and did not address publicly traded master limited partnerships such as the Partnership, the opinion in the case creates some risk that the Partnership’s income from its marine time charter agreements is rental income and, therefore, is not “qualifying income” under Section 7704 of the Internal Revenue Code. However, the court’s ruling in Tidewater was contrary to the position of the U.S. Internal Revenue Service (“IRS”) in that case, and it is currently uncertain whether the IRS would follow the marine time charter analysis in Tidewater for purposes of making “qualifying income” determinations under Section 7704 of the Internal Revenue Code. Moreover, the court’s ruling in Tidewater relies on a provision of the Internal Revenue Code (Section 7701(e)) which, by its terms, is not directly applicable to “qualifying income” determinations under Section 7704 of the Internal Revenue Code. Consequently, while there are some uncertainties involved in the determination, the Partnership’s counsel, Baker Botts L.L.P., has rendered its opinion to the Partnership that the Partnership should (as opposed to will) be classified as a partnership for U.S. federal income tax purposes.
     As a result of the decision in the Tidewater case, the Partnership has instructed its counsel to commence the process of obtaining a private letter ruling from the IRS to confirm that the Partnership’s gross income from its marine time charter agreements constitutes “qualifying income” under Section 7704 of the Internal Revenue Code. The IRS has issued a similar private letter ruling to another publicly traded master limited partnership after the decision in the Tidewater case. However, the Partnership is not entitled to rely on that ruling and there can be no assurance that the IRS will issue a favorable private letter ruling to the Partnership.
     If the income from the Partnership’s marine time charter agreements were not considered “qualifying income,” then the Partnership would not have satisfied the “qualifying income” requirement of Section 7704 for any year of its existence, and, accordingly, the Partnership would be classified as a corporation for federal income tax purposes. If the Partnership were treated as a corporation for federal income tax purposes, it would owe federal income tax on its income at the corporate tax rate, which is currently a maximum of 35%, and would likely owe state income tax at varying rates, for 2006 through the current tax year. Distributions by the Partnership would generally be taxed again to unitholders as corporate distributions, and no income, gains, losses, or deductions would flow through to unitholders. Because a tax would be imposed upon the Partnership as an entity for a period of several years, cash available for distribution to unitholders would be reduced. Treatment of the Partnership as a corporation would also result in a reduction in the anticipated cash flow and after-tax return to unitholders and therefore would likely result in a reduction in the value of the common units.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.
	By:	Martin Midstream GP LLC
Its General Partner

Date: January 29, 2010	By:	/s/ Robert D. Bondurant
Robert D. Bondurant,
Executive Vice President and Chief Financial Officer